Exhibit (h)(xxiv)

Schroder Investment Management North America Inc.
875 Third Avenue, 22nd Floor, New York, NY 10022-6225

, 2013

Schroder Series Trust
875 Third Avenue, 22nd Floor
New York, NY 10022

Re: Fee Waivers and Expense Reimbursements

Dear Ladies and Gentlemen:

This is to inform you that we hereby agree, from the date hereof through November 29, 2014, to pay or reimburse the applicable fund to the extent that the total annual fund operating expenses of a fund (other than acquired fund fees and expenses, other indirect acquired fund expenses, interest, taxes and extraordinary expenses) allocable to each fund’s Investor Shares exceed the following annual rates (based on the average daily net assets attributable to the applicable fund):

Investor Shares

Schroder Long Duration Investment-Grade Bond Fund	0.46%
Schroder Broad Tax-Aware Value Bond Fund	0.46%

This letter agreement may only be terminated during its term by the Boards of Trustees of Schroder Series Trust.

Sincerely,

Schroder Investment Management North America Inc.

By:
Name:	Mark A. Hemenetz
Title:	Chief Operating Officer